Exhibit 99.1

Microbot Medical® CEO to Discuss Recent FDA Clearance of the LIBERTY® Endovascular Robotic System

Livestream Interview Can be Viewed on September 24th at 10:45am ET at Benzinga All Access Live

HINGHAM, Mass., September 23, 2025 — Microbot Medical Inc. (Nasdaq: MBOT), developer and manufacturer of the innovative LIBERTY® Endovascular Robotic System, announces that its Chief Executive Officer, Harel Gadot, will be interviewed on Benzinga All Access at 10:45am ET on Wednesday, September 24, 2025. The live interview can be viewed at: Benzinga All Access Live. Mr. Gadot will discuss the recent FDA clearance of Microbot Medical’s LIBERTY®, and how the Company has planned for commercialization in the U.S. as it redefines the peripheral endovascular space with LIBERTY®.

On September 8, 2025, the Company announced it received FDA 510(k) clearance for commercialization of the LIBERTY® Endovascular Robotic System.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a breakthrough medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the first single-use, remotely operated robotic solution designed for precision, efficiency and provider safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of future regulatory pathways and future regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com